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--------                                  UNITED STATES SECURITIES AND EXCHANGE COMMISSION             -----------------------------
 FORM 4                                                WASHINGTON, D.C. 20549                                   OMB APPROVAL
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/ / CHECK THIS BOX IF NO                    STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP                OMB NUMBER:       3235-0287
    LONGER SUBJECT TO                                                                                   EXPIRES:  DECEMBER 31, 2001
    SECTION 16.  FORM 4 OR    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,   ESTIMATED AVERAGE BURDEN
    FORM 5 OBLIGATIONS MAY       Section 17(a) of the Public Utility Holding Company Act of 1935 or     HOURS PER RESPONSE .... 0.5
    CONTINUE.  SEE                       Section 30(f) of the Investment Company Act of 1940           -----------------------------
    INSTRUCTION 1(b).
(Print or Type Responses)
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1. Name and Address of Reporting Person*     2. Issuer Name and Ticker or Trading Symbol     6. Relationship of Reporting Person(s)
                                                                                                 to Issuer (Check all applicable)
                                                                                                X   Director         X   10% Owner
McCaw              Craig              O.        Nextel Communications, Inc. (NXTL)             ----                 ----
---------------------------------------------------------------------------------------------       Officer (give        Other
    (Last)        (First)        (Middle)    3. IRS or Social Security  4. Statement for       ----          title  ---- (specify
                                                Number of Reporting        Month/Year                        below)       below
                                                Person (Voluntary)
2300 Carillon Point                                                        March/2000         -------------------------------------
--------------------------------------------                            --------------------- 7. Individual or Joint/Group Filing
                  (Street)                                              5. If Amendment,          (Check Applicable Line)
                                                                           Date of Original    X Form filed by One Reporting Person
                                                                           (Month/Year)       ---
                                                                                                 Form filed by More than One
                                                                                                 Reporting Person
Kirkland, WA 98033                                                                            ---
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    (City)       (State)            (Zip)        TABLE I - NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
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1. Title of Security               2. Trans-   3. Trans-     4. Securities Acquired (A)    5. Amount of     6. Owner-   7. Nature
   (Instr. 3)                         action      action        or Disposed of (D)            Securities       ship        of In-
                                      Date        Code          (Instr. 3, 4 and 5)           Beneficially     Form:       direct
                                                  (Instr. 8)                                  Owned at         Direct      Bene-
                                     (Month/                                                  End of           (D) or      ficial
                                      Day/     -------------------------------------------    Month            Indirect    Owner-
                                      Year)                               (A) or                               (I)         ship
                                                Code    V       Amount    (D)     Price       (Instr. 3        (Instr. 4) (Instr. 4)
                                                                                              and 4)
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Class A Common *                     3/1/00     S                 15,000   D      132.75 (2)                     I     By Trust(1)
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Class A Common *                     3/2/00     S                 15,000   D      128.42 (2)                     I     By Trust(1)
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Class A Common *                     3/3/00     S                 15,000   D      132.87 (2)                     I     By Trust(1)
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Class A Common *                     3/6/00     S                 15,000   D      133.39 (2)                     I     By Trust(1)
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Class A Common *                     3/7/00     S                 15,000   D      136.17 (2)                     I     By Trust(1)
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Class A Common *                     3/8/00     S                 15,000   D      135.75 (2)                     I     By Trust(1)
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Class A Common *                     3/9/00     S                 15,000   D      144.087 (2)                    I     By Trust(1)
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Class A Common *                    3/10/00     S                 15,000   D      159.336 (2)                    I     By Trust(1)
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Class A Common *                    3/13/00     S                 15,000   D      158.195 (2)                    I     By Trust(1)
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Class A Common *                    3/14/00     S                 15,000   D      157.932 (2)                    I     By Trust(1)
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Class A Common *                    3/15/00     S                 15,000   D      138.041 (2)                    I     By Trust(1)
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Class A Common *                    3/16/00     S                 15,000   D      136.058 (2)                    I     By Trust(1)
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Class A Common *                    3/17/00     S                 15,000   D      146.158 (2)                    I     By Trust(1)
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Class A Common *                    3/20/00     S                 15,000   D      145.162 (2)                    I     By Trust(1)
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Class A Common *                    3/21/00     S                 15,000   D      142.924 (2)                    I     By Trust(1)
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Class A Common *                    3/22/00     S                 15,000   D      152.157 (2)                    I     By Trust(1)
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Class A Common *                    3/23/00     S                 15,000   D      155.491 (2)                    I     By Trust(1)
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Class A Common *                    3/24/00     S                 15,000   D      157.241 (2)                    I     By Trust(1)
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Class A Common *                    3/27/00     S                 15,000   D      157.103 (2)                    I     By Trust(1)
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Class A Common *                    3/28/00     S                 15,000   D      154.328 (2)                    I     By Trust(1)
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Class A Common *                    3/29/00     S                 15,000   D      149.799 (2)                    I     By Trust(1)
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Class A Common *                    3/30/00     S                 15,000   D      147.470 (2)                    I     By Trust(1)
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Class A Common *                    3/31/00     S                 15,000   D      148.195 (2)      150,000       I     By Trust(1)
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Class A Common *                                                                                 2,508,562       I     By Option
                                                                                                                       Acquisition,
                                                                                                                       L.L.C.
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Class A Common *                                                                                40,806,579       I     By Digital
                                                                                                                       Radio,
                                                                                                                       L.L.C.
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Class A Common *                     3/9/00     S(3)           2,965,709   D       10.00         3,235,898       I     By Eagle
                                                                                                                       River
                                                                                                                       Investments,
                                                                                                                       L.L.C.
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Class A Common *                     3/9/00     J(3)           2,965,709   A       10.00         2,965,709       I     By New SatCo
                                                                                                                       Holdings,Inc.
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Class A Common *                                                                                   800,000       I     By Eagle
                                                                                                                       River, Inc.
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Class A Common                                                                                      50,000       D
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*   Reporting person disclaims beneficial ownership except to the extent of his pecuniary interest therein.
(1) Option Acquisition, LLC is the sole beneficiary of the Option Acquisition Trust, an irrevocable trust ("the Trust"), of which
    Thomas Sedlock has sole voting power over the shares held by the Trust as its Trustee. The Trust was irrevocably instructed on June 23, 1999 to sell its shares in increments of 15,000 shares per day.
(2) Price reported is based upon the average price per share sold for this daily transaction.
(3) On March 9, 2000, 2,965,709 shares of Nextel Communications Class A Common stock were transferred to New Satco Holdings
    Holdings, Inc., a wholly owned subsidiary of Eagle River Investments, L.L.C. This transfer constitutes a change in beneficial ownership only.
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.                   (Over)
* If the form is filed by more than one reporting person, SEE Instruction 4(b)(v).                                   SEC 1474 (7-97)

                              POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION
                              CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM
                              DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.

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FORM 4 (CONTINUED)          TABLE II - DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                   (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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1. Title of Derivative Security     2. Conver-   3. Trans-   4. Transac-   5. Number of Deriv-      6. Date Exer-
   (Instr. 3)                          sion or      action      tion Code     ative Securities Ac-     cisable and Ex-
                                       Exercise     Date        (Instr. 8)    quired (A) or Dis-       piration Date
                                       Price of    (Month/                    posed of (D)             (Month/Day/
                                       Deriv-       Day/                      (Instr. 3, 4, and 5)     Year)
                                       ative        Year)
                                       Security

                                                                                                    --------------------

                                                                                                     Date      Expira-
                                                             --------------------------------------  Exer-     tion
                                                                                                     cisable   Date
                                                              Code    V        (A)        (D)
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7. Title and Amount of Under-       8. Price   9. Number     10. Owner-     11. Nature
   lying Securities                    of         of Deriv-      ship           of In-
   (Instr. 3 and 4)                    Deriv-     ative          Form           direct
                                       ative      Securi-        of De-         Bene-
                                       Secur-     ties           rivative       ficial
                                       ity        Bene-          Secu-          Own-
                                       (Instr.    ficially       rity:          ership
                                       5)         Owned          Direct         (Instr. 4)
                                                  at End         (D) or
                     Amount or                    of             Indi-
       Title         Number of                    Month          rect (I)
                     Shares                       (Instr. 4)     (Instr. 4)
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Explanation of Responses:






                                                                                  /s/ C. James Judson                  4/6/00
                                                                                  -----------------------------------  -----------
**Intentional misstatements or omissions of facts constitute                        **Signature of Reporting Person       Date
  Federal Criminal Violations.  SEE 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).         Authorized Representative

Note: File three copies of this Form, one of which must be manually signed.
      If space is insufficient, SEE Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.
                                                                                                                              Page 2
                                                                                                                     SEC 1474 (7-97)
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